Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK MULTI-SECTOR INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated August 20, 2025 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated June 2, 2025 (together with the Prospectus Supplement, the “Prospectus”) is 14,265,677 common shares of beneficial interest (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on August 20, 2025, is the final prospectus relating to the Offering.